Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and Chief Financial Officer	Executive Director, Investor Relations and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS ANNOUNCES POSITIVE

TOP LINE RESULTS OF BALSALAZIDE TABLETS

REGISTRATION STUDY

- July 31, 2007 NDA Submission Targeted -

- Balsalazide Tablets Offer Twice-a-day Dosing and Reduced Pill Burden -

RALEIGH, NC, June 18, 2007 - Salix Pharmaceuticals, Ltd. (NASDAQ:SLXP) today announced the successful completion and outcome of its Phase III registration trial to evaluate the safety and efficacy of a new 1100 mg tablet formulation of balsalazide disodium (balsalazide tablets). Balsalazide disodium is the active ingredient in COLAZAL® Capsules 750 mg, an anti-inflammatory drug approved and marketed for the treatment of mildly to moderately active ulcerative colitis.

Commenting on the study, Bill Forbes, Pharm.D., Vice President Research and Development, Salix Pharmaceuticals, stated, “We are very pleased with the results of our placebo-controlled, multi-center study of balsalazide tablets, which was conducted solely in the U.S. When compared to subjects receiving placebo, a statistically significant greater proportion of subjects dosed twice daily with balsalazide tablets for eight weeks achieved clinical improvement. This distinction in response between balsalazide and placebo was observed for both the primary efficacy endpoint (clinical improvement in Disease Activity Index of greater than or equal to 3 points with improvement in rectal bleeding) as well as the following key secondary efficacy endpoints (clinical remission, mucosal healing, improvement of rectal bleeding and improvement in physician global assessment.) These pivotal Phase III trial findings, along with the positive findings of our Phase I trials assessing formulation performance under conditions including fed, fasting and multiple dosing, serve as the basis for our New Drug Application. Additionally, following an April 27, 2007 pre-NDA meeting with the FDA, we currently anticipate an NDA submission by July 31, 2007.”

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 150-member gastroenterology specialty sales and marketing team.

COLAZAL® (balsalazide disodium) Capsules 750 mg, is an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo.

Salix also markets XIFAXAN® (rifaximin) tablets 200 mg, OSMOPREP™ Tablets (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP), MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), VISICOL® Tablets (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), PEPCID® OS, DIURIL® OS, AZASAN® (azathioprine 75mg and 100mg tablets, USP), Anusol-HC® 2.5% (hydrocortisone Cream USP), Anusol-HC® 25 mg Suppository (Hydrocortisone Acetate), Proctocort® Cream (Hydrocortisone Cream USP) 1% and Proctocort® Suppositories (Hydrocortisone Acetate Rectal Suppositories, 30 mg). SANVAR® IR (vapreotide acetate), balsalazide tablets, granulated mesalamine and XIFAXAN® for additional indications are under development.

For full prescribing information on Salix products, please visit www.salix.com.

Salix trades on the NASDAQ Global Market under the ticker symbol “SLXP”.

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, potential generic and other competition, market acceptance for approved products, intellectual property risks, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.